UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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AGCO CORPORATION
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EXECUTIVE COMPENSATION OVERVIEW

APRIL 2020



Your Agriculture Company

INDEX





EXECUTIVE SUMMARY

Shareholder Outreach and Responsiveness

- We are committed to strong corporate governance and welcome shareholder feedback
- Your views and those of other investors will enable us to provide a timely perspective to our Compensation Committee as we continue to evaluate our executive compensation programs
- In 2019, we contacted key investors who represented approximately 80% of our outstanding shares. Investors were concerned with the one-time equity award made to our CEO in 2018, and were generally supportive of the other elements of our executive compensation program

Business Performance

- AGCO's adjusted financial performance in 2019 reflected margin expansion as well as earnings and Free Cash Flow growth, despite challenging market conditions, including trade disputes, weather-impacted crop production and weakened commodity prices
- AGCO participates in a highly cyclical industry with patterns that often move independently of the general economy. Our results and the results of our competition are driven by farm income, which is influenced by factors such as commodity prices, crop yields, government policy and weather.
- The proxy advisory services rate AGCO's performance and pay alignment compared to companies that are of similar size but all are in other industries with different industry demand drivers. This often creates inequitable comparisons of performance and pay. Our compensation philosophy is to base performance targets on current industry conditions which rewards executives to perform at their best given current conditions. As a result, the assessment of performance in given industry conditions is not possible in the simplistic approach taken by the proxy advisors. As we compare our results in 2019 to our closest competitor (who is both larger than AGCO and therefore not included in our compensation peer group), our results for 2019 are as follows:

	AGCO	Deere Ag
Segment Revenue growth	-3%	+2%
% improvement in segment operating income	+7%	-11%
Change in segment margin % of net sales	+0.5%	-1.5%

- Compared to the leader of our industry, AGCO's performance was highly competitive and provided clear evidence for AGCO executives earning awards at a rate above target in 2019

AGCO Your Agriculture Company

EXECUTIVE SUMMARY – CONTINUED

2019 Executive Compensation Update

- Over the last several years, we have made changes to our executive compensation program based on current market practices, shareholder feedback and proxy advisor comments. These changes include:
  - Replaced single trigger equity vesting in the case of a change-in-control with double-trigger vesting
  - Eliminated the excise tax gross-up on all future executive contracts
  - Modified our compensation peer group for more comparable revenue and market capitalization comparisons
  - Introduced a relative performance metric (relative operating margin improvement) as a payout modifier on RSUs for 2020 grants with the addition of three-year cliff vesting (rather than annual vesting) to enhance pay for performance
- Near term performance has shown marked improvement with 2019 total shareholder return of 40% and ranking at the 53rd percentile of compensation peers
- As noted in the Summary Compensation Table, CEO compensation in 2019 of $15.3M was significantly lower than 2018 ($20.6M) given:
  - No one-time equity award
  - No base salary merit adjustment
  - No increase to short and long-term target awards
- We encourage investors to reexamine the conclusions of current proxy advisor reports:
  - With appropriate adjustments to the analysis, AGCO's pay and performance is better aligned than they reported
  - AGCO performed well in comparison to the industry leader in 2019, and executive compensation appropriately rewarded executives for performance

EXECUTIVE SUMMARY – CONTINUED

Pay for Performance Alignment

- Approximately 75% of total direct compensation is performance-based, including a majority of long-term compensation
- Incentive goals are based on a rigorous target setting process

Commitment to Best Practices

- We maintain strong, well-balanced governance practices, including a highly qualified board and compensation best practices that promote performance and accountability while protecting shareholder rights

Conclusion

- Our executive compensation program is grounded in market best practices and is designed to align executive pay with company performance and warrants a "yes" vote on the say-on-pay resolution

INDEX





Response to Glass Lewis Report

AGCO was rated poorly on Pay for Performance by Glass Lewis


100
0
PERFORMANCE PERCENTILE
A
B
C
D
F
0
100
COMPENSATION PERCENTILE

- Assessment based on a calculation of the relative "performance" compared to executive pay.
- The grade is based on relative pay and performance alignment determined by performance composite against the peer group ranking on a three-year weighted average compensation (using summary compensation table pay) for the top five named executives.
- There is disagreement with this grade due to inclusion of a non-cash charge for an impairment of goodwill related to a certain business segment. This impacts EPS, ROA, and ROE. When the charge is excluded, the year-over-year financial results show a significant improvement.

AGCO
Your Agriculture Company

Response to Glass Lewis Report

Performance Aspect - AGCO's performance in each criteria is shown in the following chart:



AGCO
PEERS
40%
30%
20%
10%
0%
-10%
-20%
TSR
EPS GROWTH
CHANGE IN OCF
ROA
ROE

- AGCO outperformed in TSR and OCF (Operating Cash Flow) compared to its peers.
- In 2019, AGCO recorded a non-cash charge for an impairment of goodwill related to its European Grain and Protein business. This charge would have had a significant impact on the EPS, ROA and ROE.

- Excluding the impairment, AGCO's results improved year-over-year as follows:

	AGCO Adjusted Results			% Improvement		
	2017	2018	2019	18 vs. 17	19 vs. 18	19 vs. 17
Adjusted EPS	$ 3.02	$ 3.89	$ 4.44	29%	14%	47%
Adjusted ROA	7.3%	9.0%	9.0%	23%	0%	23%
Adjusted ROE	13.6%	16.7%	18.4%	23%	10%	35%

Industry Peer Results*			% Improvement		
2017	2018	2019	18 vs. 17	19 vs. 18	19 vs. 17
$ 2.72	$ 4.24	$ 4.08	56%	-4%	50%
7.0%	7.5%	7.0%	7%	-7%	0%
14.8%	21.6%	19.2%	46%	-11%	30%

*per GL report

- While the impairment was a significant issue caused primarily by weak market conditions and industry consolidation, strong consideration should also be given to the core earnings performance improvement of the Company. It is our experience that most investors are more concerned with core earnings than non-cash accounting adjustments.
- We believe that our adjusted results would show a significantly different performance result relative to our peers and as a result the alignment of pay and performance, would be significantly improved and would not have resulted in the Glass Lewis grade.

AGCO Your Agriculture Company

Response to Glass Lewis Report

Performance Compared to Industry Peer:

- AGCO participates in a highly cyclical industry with patterns that generally move independently of the general economy. Our results and the results of our competitors is driven by farm income, which is influenced by factors such as commodity prices, crop yields, government policy and weather.
- The proxy advisory services rate AGCO's performance and pay to similarly sized companies, however all are in industries with different industry demand drivers. This often creates unfair and inequitable comparisons of performance and pay.
- Our compensation philosophy is to base performance targets on current industry conditions which are quite different from proxy advisor peer group companies, that ultimately reward executives to perform at their best given current conditions. As a result, the assessment of performance in our particular industry conditions is not possible due to the simplistic approach taken by the proxy advisors. As we compare our results in 2019 to our closest competitor (which is both larger than AGCO and therefore not included in our compensation peer group), our results for 2019 are as follows:

	AGCO	Deere Ag
Segment Revenue growth	-3%	+2%
% improvement in segment operating income	+7%	-11%
Change in segment margin % of net sales	+0.5%	-1.5%

- Compared to the leader of our industry, AGCO's performance was highly competitive and provided clear evidence of why AGCO executives earned awards at a rate above target in 2019.

Response to Glass Lewis Report

Pay Aspect - as depicted by Glass Lewis


AGCO vs. Industry peer group (median)
30M
23M
15M
7.5M
0
CEO Total realised pay ($)
100 %
50 %
0 %
-50 %
-100 %
Performance variation (1Y growth)
2017
2018
2019

- The chart to the left depicts CEO "realized" pay as detailed below:

Year	Total realised pay ($)	Base salary ($)	STI ($)	LTI ($)	Other ($)	Sign on bonus ($)	Pension ($)	Severance ($)
2017	13.517.392	1.345.575	3.157.257	5.604.433	93.116	0	3.317.011	0
2018	16.275.308	1.375.851	2.682.220	10.049.981	90.231	0	2.077.025	0
2019	24.816.204	1.385.942	2.522.415	16.563.572	118.215	0	4.226.060	0

- The amounts shown in the table above are based on the summary compensation table for base salary, short-term incentive pay, other and pension. The long-term incentive pay is based on SSAR (stock settled appreciation rights) exercises and Stock Vested chart in the Proxy.
- During 2019, Mr. Richenhagen exercised a number of SSAR grants that were from the 2014-2017 cycle. In 2018, Mr. Richenhagen did not exercise any SSARs. The amount of income included in the chart above related to SSAR exercises was approximately $5.8 million.
- The remainder of the LTI income related to the stock performance award (PSP) granted in 2017 for the 2017 to 2019 period. As shown in the financial results above, AGCO's core results for the three year period showed substantial improvement (Adjusted EPS was up 47% from 2017). Accordingly, this performance resulted in a significant payout of 200% of target for that period. In 2017 and 2018, the PSP was earned at 0% and 156% of target, respectively.
- The pension income shown the above chart reflects all actuarial adjustments to the pension obligation to the executive (primarily changes in discount rate assumptions). In 2019, the amount of income driven by actuarial adjustments was approximately $2.0 million.

Response to Glass Lewis Report

- We disagree with the inclusion of income from SSAR exercises and pension actuarial changes in the concept of "realized pay." The timing of SSAR exercises by an executive are based on personal financial consideration the individual executive. The fact that Mr. Richenhagen (age 68) is nearing retirement resulted in his personal decision for exercising the awards (granted dating back to 2014). Since this form of income timing is erratic, it is not reasonable to include this income in a comparison to other CEO's pay who may have not exercised equity awards during the same period. In addition, the exercise of SSARs typically is only done when the company's stock price is high, which should not be used against the Company in this calculation.
- With regard to the inclusion of pension income in the comparison, we believe factors such as actuarial adjustments should also not be considered "realized" pay. Since the terms of the benefits have not changed, then there has been no "realization" of pay achieved by the executive.
- Per the above chart, we believe the adjustments to arrive at a more representative reflection of "realized" pay would be as follows:

	2019
Per Glass Lewis realized pay	$ 24.8
SSAR exercises	$ (5.8)
Actuarial impact on pensions	$ (2.0)
Realized pay as adjusted	$ 17.0

- Glass Lewis does not provide further details of the industry pay to determine AGCO's position relative to the peer group. However, we believe this information supports that there is a better alignment of performance and pay than portrayed by the analysis of Glass Lewis.

Response to Glass Lewis Report

Conclusion

- We encourage investors to reexamine the methodology and conclusions given by Glass Lewis.
  - With appropriate adjustments to the analysis, AGCO's pay and performance is more aligned than represented (compare our calculation with Glass Lewis)
  - Compared to the leader of our industry, AGCO's segment operating earnings performance was highly competitive and provided clear reasons for AGCO's executives earning above target awards in 2019 for their strong performance.

AGCO
Your Agriculture Company

INDEX



A TRANSFORMED COMPANY, DESPITE MARKET CHALLENGES


Net Sales and Adj. EPS 2006-2019
$10.8B
$6.01
$9.0B
Net Sales
$4.44
$5.3B
Adj. EPS*
$1.04
2006
2013
2018
2019

- Cyclical industry
- Focused on Margin/ROIC improvement though the cycle
- Company performance metrics must be "cycle adjusted"

* See reconciliation to GAAP metrics in appendix

AGCO
Your Agriculture Company

EXECUTIVE COMPENSATION PROGRAM STRUCTURE

- Our core program emphasizes a mix of base salary, and short and long-term performance-based compensation
  - Compensation generally targeted at 50th percentile of peer group
- Performance-based annual incentives tied to financial & operating metrics that drive the business (free cash flow and operating margin). Target-setting follows our financial plans as described on the next slide
- Even though financial results may not always align with relative TSR in the short-term, the Compensation Committee believes that shareholders' interests are best served by a balanced compensation program that takes a long-term view of the Company's business strategy and cost containment efforts
- Shareholder and executive interests are aligned and consist of performance shares (based on operating margin and return on invested capital) and stock-settled stock appreciation rights
- Other compensation includes very modest perquisites and a supplemental retirement plan

2019 Pay Matrix


Fixed Compensation
25%
75%
Variable Performance-Based Compensation





AGCO
Your Agriculture Company

Deliberate Approach to Setting Challenging Targets

Your Agriculture Company

Aligning Targets with Financial Plan and Market Conditions	▶ Rigorous targets aligned with our financial plan — Reflect all relevant factors that may influence results, positively or negatively (i.e. industry cycle) — not comparability to the prior year ▶ It is important that our performance plans are realistic, thereby incentivizing employees to achieve challenging goals
2019 Targets Increased v. 2018	▶ 2019 incentive targets for operating margins were increased from 2018 while industry demand was expected to be relatively stable
2020 Targets	▶ In line with investor feedback, our 2020 targets are focused on key performance metrics including operating margins



STRONG ALIGNMENT OF AGCO RESULTS WITH INDUSTRY


EPS Growth
150.0%
100.0%
50.0%
0.0%
-50.0%
-100.0%
2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
AGCO
Deere


Sales Growth
70.0%
50.0%
30.0%
10.0%
-10.0%
-30.0%
-50.0%
2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
AGCO
Deere
CNHI ag

AGCO
Your Agriculture Company

CONCLUSION AND COMMENTS

Our executive compensation program is grounded in market best practices and is designed to align executive pay with company performance and we believe warrants a "yes" vote on the say-on-pay proposal

- Financial performance objectives in our annual and long-term incentive plans are reviewed and approved annually by the Compensation Committee
- Incentive plans consist of multiple performance objectives, thus mitigating focus on any one objective in particular
- Three-to four-year vesting period for our NEOs' equity awards
- NEOs (and directors) are subject to stock ownership requirements
- Compensation levels for our NEOs targeted at median levels of market competitiveness
- Compensation program supports a conservative approach to share usage (minimizes shareholder dilution)
- Design of compensation program attempts to mitigate the possibility of excessive risk taking
- Claw-back provision in place that can require the return of any bonus or incentive compensation



We continue to regularly review our executive compensation practices in light of shareholder feedback and proxy advisor comments

AGCO
Your Agriculture Company

NON-GAAP TO GAAP RECONCILIATION

	2006	2013	2019
	Earnings Per Share[1]	Earnings Per Share[1]	Earnings Per Share[1]
As adjusted	$1.04	$6.01	$4.44
Restructuring and other adjustments	1.83	--	2.12
Deferred tax adjustment	--	--	0.70
As reported	$(0.79)	$6.01	$1.63







[1] After tax. Rounding may impact summation of amounts. See accompanying notes in the Company's press release.

AGCO
Your Agriculture Company